CUSIP No.  739308 10 4                                       Page 1 of 40 Pages
           -----------                                       ------------------



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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*


                                 Power-One, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   739308 10 4
                                 --------------
                                 (CUSIP Number)

         David A. Knight, c/o Stephens Group, Inc., 111 Center Street,
                      Little Rock, AR 72201, (501) 377-2573
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                October 27, 2000
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  739308 10 4                                       Page 2 of 40 Pages
           -----------                                       ------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------

1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons
     (entities only)

     Voting trust pursuant to agreement dated as of June 8, 1998

--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group                    (a) [x]
     (See Instructions)                                                  (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    11,441,567
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    -0-

--------------------------------------------------------------------------------

11   Aggregate Amount Beneficially Owned by Each Reporting Person
     11,441,567

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [ ]

--------------------------------------------------------------------------------

13   Percent of Class Represented by Amount in Row (11)
     14.6

--------------------------------------------------------------------------------

14   Type of Reporting Person (See Instructions)
     OO

--------------------------------------------------------------------------------

CUSIP No.  739308 10 4                                       Page 3 of 40 Pages
           -----------                                       ------------------

--------------------------------------------------------------------------------

1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Stephens Group, Inc.

--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2(e)                                                      [X]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    6,442,826

--------------------------------------------------------------------------------

11   Aggregate Amount Beneficially Owned by Each Reporting Person
     6,442,826

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------

13   Percent of Class Represented by Amount in Row (11)
     8.2

--------------------------------------------------------------------------------

14   Type of Reporting Person (See Instructions)
     HC, CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 4 of 40 Pages
           -----------                                       ------------------


--------------------------------------------------------------------------------

1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Jackson T. Stephens Trust No. One

--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    187,524

--------------------------------------------------------------------------------

11   Aggregate Amount Beneficially Owned by Each Reporting Person
     187,524

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------

13   Percent of Class Represented by Amount in Row (11)
     0.2

--------------------------------------------------------------------------------

14   Type of Reporting Person (See Instructions)
     OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 5 of 40 Pages
           -----------                                       ------------------


--------------------------------------------------------------------------------

1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Jackson T. Stephens

--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    362,736

--------------------------------------------------------------------------------

11   Aggregate Amount Beneficially Owned by Each Reporting Person
     362,736

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------

13   Percent of Class Represented by Amount in Row (11)
     0.5

--------------------------------------------------------------------------------

14   Type of Reporting Person (See Instructions)
     IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 6 of 40 Pages
           -----------                                       ------------------



--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Warren A. Stephens

--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    156,816
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 264,624
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  156,816
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    959,620

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,116,436

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     1.4

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 7 of 40 Pages
           -----------                                       ------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Bess C. Stephens Trust


--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    175,212

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     175,212

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.2

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 8 of 40 Pages
           -----------                                       ------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Bess C. Stephens


--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 40,000
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    845,725

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     845,725

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     1.2

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 9 of 40 Pages
           -----------                                       ------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Vernon J. Giss

--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    175,212

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     175,212

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.2

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 10 of 40 Pages
           -----------                                       -------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Warren A. Stephens Trust

--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    114,688

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     114,688

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.1

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 11 of 40 Pages
           -----------                                       -------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Warren & Harriet Stephens Children's Trust

--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    239,937

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     239,937

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.3

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 12 of 40 Pages
           -----------                                       -------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Jon E.M. Jacoby


--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    120,566
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 448,032
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  120,566
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    2,257,281

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,377,847

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     3.0

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 13 of 40 Pages
           -----------                                       -------------------



--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Harriet Calhoun Stephens Trust


--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    61,254

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     61,254

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.1

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 14 of 40 Pages
           -----------                                       -------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Harriet C. Stephens

--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    61,254

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     61,254

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.1

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 15 of 40 Pages
           -----------                                       -------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Elizabeth Ann Stephens Campbell Revocable Trust


--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    533,286

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     533,286

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.7

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 16 of 40 Pages
           -----------                                       -------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Elizabeth Stephens Campbell


--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    1,163,799

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,163,799

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     1.5

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 17 of 40 Pages
           -----------                                       -------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     W. R. Stephens, Jr. Revocable Trust


--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    624,789

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     624,789

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.8

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 18 of 40 Pages
           -----------                                       -------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Wilton R. Stephens, Jr.


--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 40,000
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    1,295,302

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,295,302

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     1.7

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 19 of 40 Pages
           -----------                                       -------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Jackson T. Stephens Grandchildrens Trust AAAA


--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    -0-

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     -0-

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.0

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 20 of 40 Pages
           -----------                                       -------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Pamela Diane Stephens Trust One


--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    630,513

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     630,513

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.8

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 21 of 40 Pages
           -----------                                       -------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Pamela Diane Stephens


--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    630,513

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     630,513

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.8

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 22 of 40 Pages
           -----------                                       -------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Warren Miles Amerine Stephens Trust UID 9/10/86


--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    106,160

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     106,160

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.1

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 23 of 40 Pages
           -----------                                       -------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     John Calhoun Stephens Trust UID 12/01/87

--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    106,160

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     106,160

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.1

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 24 of 40 Pages
           -----------                                       -------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Laura Whitaker Stephens Trust UID 12/28/90

--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    106,160

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     106,160

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.1

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 25 of 40 Pages
           -----------                                       -------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     J & J Partners


--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    -0-

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     -0-

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.0

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 26 of 40 Pages
           -----------                                       -------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Jacoby Enterprises, Inc.

--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    321,450

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     321,450

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.4

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 27 of 40 Pages
           -----------                                       -------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Coral Two Corporation

--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    283,544

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     283,544

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.4

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 28 of 40 Pages
           -----------                                       -------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Douglas H. Martin

--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    209,035

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     209,035

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.3

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 29 of 40 Pages
           -----------                                       -------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Curtis F. Bradbury, Jr.

--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    304,544

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     304,544

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.4

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 30 of 40 Pages
           -----------                                       -------------------


--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Bradbury Enterprises


--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    -0-

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     -0-

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     0.0

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 31 of 40 Pages
           -----------                                       -------------------



--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     Coral Partners

--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions) (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Source of Funds (See Instructions)
     Not applicable

--------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------

6    Citizenship or Place of Organization
     Arkansas

--------------------------------------------------------------------------------

                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    -0-

--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
     -0-

--------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)                                                           [x]

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
     -0-

--------------------------------------------------------------------------------
14   Type of Reporting Person (See Instructions)
     PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  739308 10 4                                       Page 32 of 40 Pages
           -----------                                       -------------------




                  This Amendment No. 4 amends and supplements the Schedule 13D initially filed by the Reporting Persons on June 11, 1998. It is being filed to report a decrease in beneficial ownership of Power-One common stock by certain of the Reporting Persons. Except as set forth below, there are no changes in the
Schedule 13D. Capitalized terms not otherwise defined herein shall have the same meanings as defined in the Schedule 13D.


ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER

                  Item 5 is hereby amended by deleting the previous Item 5 and replacing it in its entirety with the following:

                  (a) The table below discloses the ownership of the common stock of Power-One by the Reporting Persons and their respective directors and executive officers.

                                                                         Percent of
                                                            Number of    Outstanding        Voting
Name                                                         Shares        Shares           Power             Investment Power
----                                                        ---------    -----------     ------------         ----------------

Voting Trust pursuant to Voting Trust Agreement            11,441,567       14.6              11,441,567                     -0-
Stephens Group, Inc.                                        6,442,826        8.2               -0-            Shared:  6,442,826
Jackson T. Stephens Trust No. One                             187,524        0.2               -0-            Shared:    187,524
Bess C. Stephens Trust                                        175,212        0.2               -0-            Shared:    175,212
Warren A. Stephens Trust                                      114,688        0.1               -0-            Shared:    114,688
Warren & Harriet Stephens Children's Trust                    239,937        0.3               -0-            Shared:    239,937
Harriet Calhoun Stephens Trust                                 61,254        0.1               -0-            Shared:     61,254
Elizabeth Ann Stephens Campbell Revocable Trust               533,286        0.7               -0-            Shared:    533,286
W. R. Stephens, Jr. Revocable Trust                           624,789        0.8               -0-            Shared:    624,789
Jackson T. Stephens Grandchildrens Trust AAAA                    -0-         0.0               -0-                           -0-
Pamela Diane Stephens Trust One                               630,513        0.8               -0-            Shared:    630,513
Warren Miles Amerine Stephens Trust                           106,160        0.1               -0-            Shared:    106,160
John Calhoun Stephens Trust                                   106,160        0.1               -0-            Shared:    106,160
Laura Whitaker Stephens Trust                                 106,160        0.1               -0-            Shared:    106,160
Jackson T. Stephens (1)                                       362,736        0.5               -0-            Shared:    362,736
Warren A. Stephens (2)                                      1,116,436        1.4         Sole:   156,816      Sole:      156,816
                                                                                         Shared: 264,624      Shared:    959,620
Bess C. Stephens (3)                                          845,725        1.2         Shared:  40,000      Shared:    845,725
Vernon J. Giss (4)                                            175,212        0.2               -0-            Shared:    175,212
Jon E.M. Jacoby (5)                                         2,377,847        3.0         Sole:   120,566      Sole:      120,566
                                                                                         Shared: 448,032      Shared:  2,257,281
Harriet C. Stephens (6)                                        61,254        0.1               -0-            Shared:     61,254
Elizabeth Stephens Campbell (7)                             1,163,799        1.5               -0-            Shared:  1,163,799
Wilton R. Stephens, Jr. (8)                                 1,295,302        1.7         Shared:  40,000      Shared:  1,295,302
Pamela Diane Stephens (9)                                     630,513        0.8               -0-            Shared:    630,513
J & J Partners                                                   -0-         0.0               -0-                           -0-
Jacoby Enterprises, Inc.                                      321,450        0.4               -0-            Shared:    321,450
Coral Two Corporation                                         283,544        0.4               -0-            Shared:    283,544
Douglas H. Martin (10)                                        209,035        0.3               -0-            Shared:    209,035
Curtis F. Bradbury, Jr.                                       304,544        0.4               -0-            Shared:    304,544
Bradbury Enterprises                                             -0-         0.0               -0-                           -0-
I. Ernest Butler (11)                                         135,000        0.2         Shared: 135,000      Shared:    135,000
Coral Partners                                                   -0-         0.0               -0-                           -0-
Craig D. Campbell                                                -0-         0.0               -0-                           -0-
William Walker                                                  2,500        0.0         Sole:     2,500      Sole:        2,500

CUSIP No.  739308 10 4                                       Page 33 of 40 Pages
           -----------                                       -------------------


                           (1) Includes 187,524 shares beneficially owned by
Jackson T. Stephens Trust No. One and 175,212 shares beneficially owned by Bess
C. Stephens Trust, of which Jackson T. Stephens is a trustee.

                           (2) Includes 187,524 shares beneficially owned by
Jackson T. Stephens Trust No. One, 114,688 shares beneficially owned by Warren
A. Stephens Trust, 106,160 shares beneficially owned by each of Warren Miles Amerine Stephens Trust, John Calhoun Stephens Trust and Laura Whitaker Stephens Trust, and 88,208 shares owned by each of Grandchild's Trust One UID 12/16/85, Grandchild's Trust Two UID 12/16/85 and Grandchild's Trust Three UID 12/89. Mr. Stephens is a trustee for each of these trusts. Also includes 231,120 shares owned by Stephens Inc. Custodian for Warren A. Stephens IRA.

                           (3) Includes 175,212 shares beneficially owned by
Bess C. Stephens Trust, 630,513 shares beneficially owned by Pamela Diane Stephens Trust One and 40,000 shares owned by W.R. Stephens, Jr. Children's Trust UID 3/1/95. Ms. Stephens is a trustee for each of these trusts.

                           (4) Includes 175,212 shares beneficially owned by
Bess C. Stephens Trust, of which Vernon J. Giss is a trustee.

                           (5) Includes 88,208 shares owned by each of
Grandchild's Trust One UID 12/16/85, Grandchild's Trust Two UID 12/16/85 and Grandchild's Trust Three UID 12/89, 239,937 shares beneficially owned by Warren & Harriet Stephens Children's Trust UID 9/30/87, 245,322 shares owned by each of Nicolas M. Stephens Trust AAAA, Caroline A. Stephens Trust AAAA and J.T. Stephens III Trust AAAA, and 45,000 shares owned by each of Susan Stephens Campbell 1995 Trust UID 12/4/95, Craig D. Campbell, Jr. 1995 Trust UID 12/4/95 and Elizabeth Chisum Campbell 1995 Trust UID 12/4/95. Mr. Jacoby is a trustee for each of these trusts. Also includes 321,450 shares beneficially owned by Jacoby Enterprises, Inc., 283,544 shares beneficially owned by Coral Two Corporation, 30,566 shares owned by Delaware Charter Guarantee & Trust F/B/O Jon E.M. Jacoby Keogh, 74,304 shares beneficially owned by Jon E.M. Jacoby IRA, and 154,048 shares beneficially owned by Mr. Jacoby. Also includes 90,000 shares which may be acquired upon the exercise of options. Also includes 48,408 shares owned by Etablissement Landeco Vaduz over which Mr. Jacoby has a power of attorney.

                           (6) Includes 61,254 shares beneficially owned by
Harriet Calhoun Stephens Trust, of which Harriet C. Stephens is a trustee. Excludes shares beneficially owned by Harriet Calhoun Stephens' husband, Warren
A. Stephens, listed in note (2) above.

                           (7) Includes 533,286 shares beneficially owned by
Elizabeth Ann Stephens Campbell Revocable Trust and 630,513 shares beneficially owned by Pamela Diane Stephens Trust One, of which Elizabeth Stephens Campbell is a trustee.

                           (8) Includes 624,789 shares beneficially owned by W.
R. Stephens, Jr. Revocable Trust and 630,513 shares beneficially owned by Pamela Diane Stephens Trust One, of which Wilton R. Stephens, Jr. is a trustee. Also includes 40,000 shares owned by W.R. Stephens, Jr. Children's Trust UID 3/1/95, of which Wilton R. Stephens, Jr. is a trustee.

                           (9) Includes 630,513 shares beneficially owned by
Pamela Diane Stephens Trust One, of which Pamela Diane Stephens is a trustee.

                           (10) Includes 53,176 shares owned by Stephens Inc.
Custodian for Douglas H. Martin IRA and 65,859 shares beneficially owned by Mr. Martin. Also includes 90,000 shares which may be acquired upon the exercise of options.

                           (11) Includes 45,000 shares owned by each of Susan
Stephens Campbell 1995 Trust UID 12/4/95, Craig D. Campbell, Jr. 1995 Trust UID 12/4/95 and Elizabeth Chisum Campbell 1995 Trust UID 12/4/95. Mr. Butler is a trustee for each of these trusts.

CUSIP No.  739308 10 4                                       Page 34 of 40 Pages
           -----------                                       -------------------



                  (b) The table below discloses the beneficial ownership of common stock of Power-One by persons who may comprise a group with any of the Reporting Persons within the meaning of Rule 13-d(3) of the Exchange Act. The persons listed below expressly disclaim membership in any group pursuant to Regulation 13D.

                                                                                                Percent of
                                                                              Number of        Outstanding
Name                                                                           Shares             Shares
----                                                                          ---------        -----------

Stephens Inc.                                                                  47,800               0.1
Grandchild's Trust One                                                         88,208               0.1
Grandchild's Trust Two                                                         88,208               0.1
Grandchild's Trust Three                                                       88,208               0.1
K. Rick Turner                                                                 15,278               0.0
C. Ray Gash                                                                     8,580               0.0
Robert L. Schulte                                                               7,430               0.0
William S. Walker                                                               2,500               0.0
Gordon D. Grender & Amanda F. Grender, JTWROS                                 235,224               0.3
Susan Stephens Campbell 1995 Trust                                             45,000               0.1
Craig D. Campbell, Jr. 1995 Trust                                              45,000               0.1
Elizabeth Chisum Campbell 1995 Trust                                           45,000               0.1
W. R. Stephens, Jr. Children's Trust                                           40,000               0.1

                  (c) The Voting Trustee expressly disclaims beneficial ownership of any securities covered by this Schedule 13D.

                  (d) The table below discloses the sale of shares of Power-One common stock by certain of the Reporting Persons during the past sixty days. All of such sales were effected in broker's transactions.


                                                                                                      Number of
Name                                                                                     Date           Shares           Price
----                                                                                     ----         ----------         -----

Stephens Group, Inc.                                                                    10/26/00        172,700         $72.6061
                                                                                        10/27/00        156,300         $74.2457
                                                                                        10/30/00          8,800         $70.8239
                                                                                        10/31/00         76,800         $ 70.202
                                                                                        11/01/00         92,500         $71.3539
                                                                                        11/02/00         81,700         $76.9534
                                                                                        11/03/00        100,000         $73.2286
                                                                                        11/03/00         48,800         $74.5407
                                                                                        11/06/00         21,700         $76.0565
                                                                                        11/17/00         46,000         $62.6535
                                                                                        11/27/00         27,600         $61.4556

Bess C. Stephens Trust UID 1/4/85                                                       10/26/00         10,000         $72.6061
                                                                                        10/27/00         10,000         $74.2457


Warren & Harriet Stephens Children's Trust                                              11/06/00         20,000         $76.0565

CUSIP No.  739308 10 4                                       Page 35 of 40 Pages
           -----------                                       -------------------


                                                                                                      Number of
Name                                                                                     Date           Shares           Price
----                                                                                     ----         ----------         -----

W.R. Stephens Jr. Revocable Trust                                                       10/26/00         25,000         $72.6061
                                                                                        10/27/00         25,000         $74.2457


W.R. Stephens, Jr. Children's Trust                                                     11/02/00          6,500         $78.3904


Pamela Diane Stephens Trust One UID 4/10/92                                             10/26/00         25,000         $72.6061
                                                                                        10/27/00         25,000         $74.2457


Warren Miles Amerine Stephens Trust UID 9/10/86                                         11/06/00         10,000         $76.0565


John Calhoun Stephens Trust UID 12/1/87                                                 11/06/00         10,000         $76.0565


Laura Whitaker Stephens Trust UID 12/28/90                                              11/06/00         10,000         $76.0565


Jacoby Enterprises, Inc.                                                                10/26/00         50,000         $ 73.775
                                                                                        10/27/00         50,000         $73.7183


Doug Martin                                                                             10/26/00         30,000         $75.7414
                                                                                        10/31/00         14,300         $71.3057
                                                                                        11/02/00         10,000         $77.3098


Doug Martin IRA                                                                         10/26/00         30,000         $75.7414
                                                                                        10/31/00          5,000         $71.3057
                                                                                        11/02/00          5,000         $77.3908


                  (e) Warren A. Stephens Trust gifted 689 shares on October 18, 2000, and 766 shares on October 30, 2000.

CUSIP No.  739308 10 4                                       Page 36 of 40 Pages
           -----------                                       -------------------



ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

                  Item 6 is hereby amended by deleting the previous subsection
(b) under Item 6 and replacing it in its entirety with the following:

                  (b) Prior to the creation of the voting trust, Jackson T. Stephens Trust No. One assigned the economic interest in 25,000 shares of the common stock to two individuals. Adjusted for stock splits, 15,000 of such shares remain subject to such assignments.

                      Prior to the creation of the voting trust, Warren A. Stephens Trust and Harriet C. Stephens Trust assigned the economic interest in a total of 95,000 shares of the common stock to a total of seven individuals, including several family members. Adjusted for stock splits, 78,720 of such shares remain subject to such assignments.

                  Item 6 is further amended by adding the following:

                  (e) Coral Partners and Jackson T. Stephens Grandchildren's Trust AAAA distributed their interests in the common stock held in the Voting Trust to their respective members/beneficiaries in accordance with the provisions of the Voting Trust Agreement on August 18, 2000 and November 7, 2000, respectively. Such shares remained in the Voting Trust and the distributees consented to become parties to the Voting Trust Agreement. On September 18, 2000, Doug Martin contributed 31,727 shares to the Voting Trust.


ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS

                  (a)      Consents to become parties to the Voting Trust
                           Agreement.

                  (b)      Agreement to File Joint Schedule 13D.

CUSIP No.  739308 10 4                                       Page 37 of 40 Pages
           -----------                                       -------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: November 30, 2000     STEPHENS GROUP, INC.


                             By: /s/ JACKSON T. STEPHENS
                                -------------------------------------------
                                 Jackson T. Stephens
                                 Chairman of the Board of Directors


                             JACKSON T. STEPHENS TRUST NO. ONE


                             By: /s/ JACKSON T. STEPHENS
                                -------------------------------------------
                                 Jackson T. Stephens, Trustee


                             By: /s/ WARREN A. STEPHENS
                                -------------------------------------------
                                 Warren A. Stephens, Trustee


                             BESS C. STEPHENS TRUST


                             By: /s/ BESS C. STEPHENS
                                -------------------------------------------
                                 Bess C. Stephens, Trustee


                             By: /s/ JACKSON T. STEPHENS
                                -------------------------------------------
                                 Jackson T. Stephens, Trustee


                             By: /s/ VERNON J. GISS
                                -------------------------------------------
                                 Vernon J. Giss, Trustee


                             WARREN A. STEPHENS TRUST


                             By: /s/ WARREN A. STEPHENS
                                -------------------------------------------
                                 Warren A. Stephens, Trustee


                             WARREN & HARRIET STEPHENS CHILDREN'S TRUST


                             By: /s/ JON E.M. JACOBY
                                -------------------------------------------
                                 Jon E.M. Jacoby, Trustee

CUSIP No.  739308 10 4                                       Page 38 of 40 Pages
           -----------                                       -------------------


                              HARRIET CALHOUN STEPHENS TRUST


                              By: /s/ HARRIET C. STEPHENS
                                 -------------------------------------------
                                  Harriet C. Stephens, Trustee


                              ELIZABETH ANN STEPHENS CAMPBELL REVOCABLE TRUST


                              By: /s/ ELIZABETH STEPHENS CAMPBELL
                                 -------------------------------------------
                                  Elizabeth Stephens Campbell, Trustee


                              W. R. STEPHENS, JR. REVOCABLE TRUST


                              By: /s/ WILTON R. STEPHENS, JR.
                                 -------------------------------------------
                                  Wilton R. Stephens, Jr., Trustee


                              JACKSON T. STEPHENS GRANDCHILDRENS TRUST AAAA


                              By: /s/ JON E.M. JACOBY
                                 -------------------------------------------
                                  Jon E.M. Jacoby, Trustee


                              PAMELA DIANE STEPHENS TRUST ONE


                              By: /s/ BESS C. STEPHENS
                                 -------------------------------------------
                                  Bess C. Stephens, Trustee


                              By: /s/ ELIZABETH STEPHENS CAMPBELL
                                 -------------------------------------------
                                  Elizabeth Stephens Campbell, Trustee


                              By: /s/ WILTON R. STEPHENS, JR.
                                 -------------------------------------------
                                  Wilton R. Stephens, Jr., Trustee


                              By: /s/ PAMELA DIANE STEPHENS
                                 -------------------------------------------
                                  Pamela Diane Stephens, Trustee

CUSIP No.  739308 10 4                                       Page 39 of 40 Pages
           -----------                                       -------------------


                              WARREN MILES AMERINE STEPHENS TRUST


                              By: /s/ WARREN A. STEPHENS
                                 -------------------------------------------
                                  Warren A. Stephens, Trustee

                              JOHN CALHOUN STEPHENS TRUST


                              By: /s/ WARREN A. STEPHENS
                                 -------------------------------------------
                                  Warren A. Stephens, Trustee


                              LAURA WHITAKER STEPHENS TRUST


                              By: /s/ WARREN A. STEPHENS
                                 -------------------------------------------
                                  Warren A. Stephens, Trustee

                              J&J PARTNERS


                              By: /S/ JON E.M. JACOBY
                                 -------------------------------------------
                                  Jon E.M. Jacoby, Managing Partner


                              JACOBY ENTERPRISES, INC.


                              By: /S/ JON E.M. JACOBY
                                 -------------------------------------------
                                  Jon E.M. Jacoby, President


                              CORAL TWO CORPORATION


                              By: /S/ JON E.M. JACOBY
                                 -------------------------------------------
                                  Jon E.M. Jacoby, President


                              CORAL PARTNERS


                              By: /s/ WARREN A. STEPHENS
                                 -------------------------------------------
                                  Warren A. Stephens, Partner


                              By: /S/ JON E.M. JACOBY
                                 -------------------------------------------
                                  Jon E.M. Jacoby, Partner

CUSIP No.  739308 10 4                                       Page 40 of 40 Pages
           -----------                                       -------------------



                              BRADBURY ENTERPRISES


                              By: /s/ CURTIS F. BRADBURY, JR.
                                 -------------------------------------------
                                  Curtis F. Bradbury, Jr., Partner


                              /s/ DOUGLAS H. MARTIN
                              ----------------------------------------------
                              Douglas H. Martin

                              /s/ CURTIS F. BRADBURY, JR.
                              ----------------------------------------------
                              Curtis F. Bradbury, Jr.

                              /s/ JACKSON T. STEPHENS
                              ----------------------------------------------
                              Jackson T. Stephens

                              /s/ WARREN A. STEPHENS
                              ----------------------------------------------
                              Warren A. Stephens

                              /s/ BESS C. STEPHENS
                              ----------------------------------------------
                              Bess C. Stephens

                              /s/ VERNON J. GISS
                              ----------------------------------------------
                              Vernon J. Giss

                              /s/ JON E.M. JACOBY
                              ----------------------------------------------
                              Jon E.M. Jacoby

                              /s/ HARRIET C. STEPHENS
                              ----------------------------------------------
                              Harriet C. Stephens

                              /s/ ELIZABETH STEPHENS CAMPBELL
                              ----------------------------------------------
                              Elizabeth Stephens Campbell

                              /s/ WILTON R. STEPHENS, JR.
                              ----------------------------------------------
                              Wilton R. Stephens, Jr.

                              /s/ PAMELA DIANE STEPHENS
                              ----------------------------------------------
                              Pamela Diane Stephens

                              /s/ JAMES SOMMERS
                              ----------------------------------------------
                              James Sommers, trustee pursuant to Voting
                              Trust Agreement dated as of June 8, 1998

                                 EXHIBIT INDEX

EXHIBIT
NUMBER     DESCRIPTION
------     -----------
  (a)      Consents to become parties to the Voting Trust
           Agreement.

  (b)      Agreement to File Joint Schedule 13D.